INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 31, 2001
                         REGISTRATION STATEMENT NO. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               i-STAT CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                                      22-2542664
     (STATE OR OTHER JURISDICTION OF                    (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)                   IDENTIFICATION NO.)

                104 WINDSOR CENTER DRIVE, EAST WINDSOR, NJ 08520
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)
                                 (609) 443-9300
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

 WILLIAM P. MOFFITT                                      COPIES TO:
 PRESIDENT AND CHIEF EXECUTIVE OFFICER                   PAUL, HASTINGS, JANOFSKY & WALKER LLP
 i-STAT CORPORATION                                      1055 WASHINGTON BOULEVARD,
 104 WINDSOR CENTER DRIVE                                STAMFORD, CONNECTICUT 06901
 EAST WINDSOR, NJ 08520                                  (203) 961-7400 (PHONE)
 (609) 443-9300                                          (203) 359-3031 (FAX)
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE       ATTN: ESTEBAN A. FERRER, ESQ.
 NUMBER, INCLUDING AREA CODE OF AGENT FOR SERVICE)


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

       If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

========================================================================================================
TITLE OF EACH CLASS OF                         PROPOSED MAXIMUM    PROPOSED MAXIMUM
  SECURITIES TO BE            AMOUNT TO         OFFERING PRICE        AGGREGATE            AMOUNT OF
     REGISTERED             BE REGISTERED        PER SHARE(1)      OFFERING PRICE(1)    REGISTRATION FEE
--------------------------------------------------------------------------------------------------------
Common Stock, $0.15 par
   value per share         6,488,195 Shares         $ 6.81            $44,184,608          $ 11,046
========================================================================================================

       (1) Based upon the average of the high and low sale prices reported by the National Association of Securities Dealers Automated Quotation National Market System on August 29, 2001 and estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

PROSPECTUS SUMMARY ......................................................     3

RISK FACTORS ............................................................     3

SPECIAL STATEMENT REGARDING FORWARD-LOOKING STATEMENTS ..................     7

USE OF PROCEEDS .........................................................     7

SELLING STOCKHOLDERS ....................................................     8

PLAN OF DISTRIBUTION ....................................................    10

INCORPORATION OF DOCUMENTS BY REFERENCE .................................    11

WHERE YOU CAN FIND MORE INFORMATION .....................................    11

EXPERTS .................................................................    12

LEGAL MATTERS ...........................................................    12

                  SUBJECT TO COMPLETION, DATED AUGUST 31, 2001

                                   PROSPECTUS

                                6,488,195 Shares
                                  Common Stock
                           (par value $0.15 per share)

                               i-STAT CORPORATION
                            104 WINDSOR CENTER DRIVE
                         EAST WINDSOR, NEW JERSEY 08520

              The selling stockholders identified in this prospectus, and any of their pledgees, donees, transferees or other successors in interest, may offer to sell up to an aggregate of 6,488,195 shares of common stock of i-STAT Corporation. We are filing the registration statement of which this prospectus is a part at this time primarily to fulfill a contractual obligation to do so, which we undertook at the time of the original issuance of these shares of common stock. We do not know whether the proposed sale of the shares owned by the selling stockholders will occur. We will not receive any of the proceeds from the sale of the common stock by the selling stockholders, but we are bearing the expenses of registration. See "Plan of Distribution" beginning on page 10.

              Our common stock is listed on the Nasdaq National Market under the symbol "STAT." On August 29, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $6.76.

              INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS WHICH YOU SHOULD CONSIDER BEFORE YOU INVEST IN OUR COMMON STOCK.


              NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   The information in this prospectus is not complete and may be changed. The selling stockholders may not sell securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 THE DATE OF THIS PROSPECTUS IS
                                                ------ --- ----

                               PROSPECTUS SUMMARY

       THIS SUMMARY ONLY HIGHLIGHTS THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE. AS THIS IS A SUMMARY, IT MAY NOT CONTAIN ALL INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY BEFORE DECIDING WHETHER TO INVEST IN OUR COMMON STOCK.

       UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES TO "WE," "US," "OUR COMPANY" OR "THE COMPANY" IN THIS PROSPECTUS REFER COLLECTIVELY TO i-STAT CORPORATION, A DELAWARE CORPORATION, AND ITS SUBSIDIARIES.

                            ABOUT i-STAT CORPORATION

       We were incorporated in Delaware in 1983, and develop, manufacture and market medical diagnostic products for blood analysis that provide health care professionals with immediate and accurate critical diagnostic information at the point of patient care. Our current products, known as the i-STAT(R) System, consist of portable, hand-held analyzers and single-use, disposable cartridges, each of which simultaneously performs different combinations of commonly ordered blood tests in approximately two minutes. The i-STAT System uses a simple, one-step procedure, the results of which can be easily linked by infrared transmission to a health care provider's information system. As of December 31, 2000, we had one primary customer, Abbott Laboratories, as well as customers in the United States and Japan. We intend for the i-STAT System to become the standard of care for blood analysis at the patient's side, enabling rapid clinical intervention, improved patient outcomes, and lower operational costs.

                                  THE OFFERING

       This prospectus relates to up to 6,488,195 shares of our common stock that may be offered for sale by the selling stockholders. We closed a private placement of shares of our common stock, Series C Convertible Preferred Stock and warrants to certain accredited investors on August 3, 2001. As part of the private placement, we entered into a registration rights agreement with the investors with respect to the shares purchased, including shares of our common stock which may be issued upon conversion of the Series C Convertible Preferred Stock and upon exercise of the warrants. We are registering the common stock covered by this prospectus in order to fulfill our contractual obligations with regard to these registration rights. Registration of the common stock does not necessarily mean that all or any portion of such stock will be offered for sale by the selling stockholders.

       We have agreed to bear the expenses of the registration of the common stock under Federal and state securities laws, but we will not receive any proceeds from the sale of any common stock offered under this prospectus.

                                  RISK FACTORS

              There are various risks, including those described below, which may materially impact your investment in our company or may in the future, and, in some cases, already do, materially affect us and our business, financial condition and results of operations. You should consider carefully these factors with respect to your investment in our securities. This section includes or refers to certain forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements beginning on page 7.

WE ARE NOT PROFITABLE; WE MUST INCREASE SALES OF OUR PRODUCTS TO BE PROFITABLE. We were formed in 1983, and we have not yet made an operating profit. We cannot guarantee that we will ever be profitable. Furthermore, we may incur additional losses. We can give no assurances that we will be able to market our products at prices and in quantities that will generate a profit. We can give no assurances that we can avoid potential delays and expenses in developing new products, problems with production and marketing or other unexpected difficulties.

OUR SUCCESS DEPENDS ON GREATER COMMERCIAL ACCEPTANCE; WE ARE NOT ABLE TO PREDICT FUTURE COMMERCIAL ACCEPTANCE. Our future depends on the success of the i-STAT System, which depends primarily on its acceptance by an increasing number of hospitals as a reliable, accurate and cost-effective replacement for traditional blood measurement methods. The i-STAT System is known as a "point-of-care" blood testing device, which is a relatively new way to analyze blood. Currently, central and "stat" laboratories within hospitals or independent commercial laboratories perform critical or "stat" blood testing. Although the market is increasingly accepting point-of-care blood testing, most acute care hospitals already use expensive blood testing instruments in their central and "stat" laboratories and many are reluctant to change their current procedures for performing blood analysis. In addition, the i-STAT System currently does not measure a large enough number or range of analytes for some hospitals to consider broadly adopting it. Although we continue to develop additional tests to respond to hospitals' needs, we cannot guarantee that we will be able to develop enough additional tests quickly enough or in a way that is cost-effective or at all.

WE RELY ON ABBOTT LABORATORIES FOR THE MARKETING AND SALES OF OUR PRODUCTS. In September 1998, the Company and Abbott signed agreements which provide for a long-term sales, marketing and research alliance. We signed a product distribution agreement with Abbott, under which Abbott became the exclusive distributor of the i-STAT System in most parts of the world and any new products we develop for use in the professionally attended human healthcare market. As a result of this alliance, our revenues are significantly affected by sales made through Abbott. We expect to face significant marketing challenges in the future, and while our agreements with Abbott remain in effect our profitability will depend heavily upon Abbott's success in selling our products. If Abbott is unsuccessful in marketing the i-STAT System or our agreements with Abbott are terminated, we will have to hire and train additional marketing and sales personnel and/or enter into new product distribution agreements with another party. We cannot guarantee that we would be able to enter into new product distribution agreements or find a company that could provide a level of distribution or competent marketing and sales personnel equivalent to Abbott's, or that we could accomplish this in a short period of time. Moreover, our agreement with Abbott gives Abbott sole discretion to set the prices for our products, which can have a significant effect on our revenues, margins and profits.

OUR MANUFACTURING IS SUBJECT TO CERTAIN RISKS. We may face unexpected technical problems in trying to transfer product ideas from the development stage to the manufacturing stage. These technical problems could delay our plans for new product releases. In addition, our manufacturing operations use highly technical processes involving unique, proprietary biosensor microfabrication techniques which our manufacturing personnel must continuously monitor and update, especially as we develop more products. Also, we may not be able to predict or satisfy changing customer demands for certain products and it could take longer than expected for us to change the manufacturing processes to respond to these demands. As a result, we may not have sufficient inventory to meet customer demands or we may have too much product inventory at times, which could affect our relationships with customers and negatively affect our working capital. In order to be profitable, we must manufacture greater quantities of products than we have to date and we must do this more efficiently than we have. We cannot guarantee that we will be able to do so. Some of the components of the i-STAT System are custom-made by only a few outside vendors. We may not be able to meet the demand for our products if one or more of these vendors could not supply us with the needed components or components which meet our specifications. We have experienced manufacturing problems because of vendor or component issues. Our Kanata, Ontario facility is the only cartridge manufacturing facility, and our East Windsor, New Jersey facility is the only facility where our hand-held analyzers are manufactured. If either facility were damaged or closed due to fire or other causes, it would negatively impact our business.

WE MAY NEED ADDITIONAL FUNDING IN THE FUTURE AND THESE FUNDS MAY NOT BE AVAILABLE TO US. We expect our existing funds to be sufficient to meet our obligations and our liquidity and capital requirements for the near term. However, numerous factors may change this expectation. In the short term, the shares of Series C Convertible Preferred Stock issued to the selling stockholders on August 3, 2001 are subject to a redemption right. If we are forced to redeem these shares, we may not have enough money to continue our operations without seeking additional financing. In the long term, we anticipate that we will need additional financing before our operations are profitable enough to enable us to fund additional product development and increase manufacturing capacity to meet anticipated product demand. We have no commitments for any additional financing and we cannot assure investors that any such commitment could be obtained on favorable terms, if at all. Any additional equity financing may cause dilution of our current stockholders, and any debt financing may require restrictions on our right to declare dividends or on other aspects of our business.

WE MAY NOT BE SUCCESSFUL IN DEFENDING OUR PROPRIETARY RIGHTS OR PROPRIETARY RIGHTS CLAIMS MADE BY OTHERS. Our commercial success depends partly upon our trade secrets, know-how, trademarks, patents and other proprietary rights. We actively seek patent protection for our proprietary technology in the United States and internationally, but we cannot guarantee that third parties will not challenge our patents or that they will not be invalidated or designed around or that they will provide a commercially significant level of protection. We cannot guarantee that any pending patent applications or applications filed in the future will result in a patent being issued to us. Furthermore, once issued, a patent is not always valid or enforceable, and a patent holder may still infringe the patent rights of others. If our key patents are invalidated or expire, this could lead to increased competition and would adversely affect our business. In addition, we may be found to have infringed the proprietary rights of others or may be required to respond to patent infringement claims and may have to litigate to determine the priority of inventions. We have settled the patent infringement lawsuit brought against us by Nova Biomedical Corporation, but will have to continue to pay royalties to it for as long as our product continues to use the technology covered by its patent. Litigation may be necessary to enforce our patents, trade secrets or know-how, or to determine the enforceability, scope and validity of the proprietary rights of others. The defense or prosecution of intellectual property proceedings is costly and a diversion of our management resources. A determination against us could be very costly and/or require us to seek licenses from third parties which may not be available on commercially reasonable terms, if at all. Furthermore, we can provide no assurances that we will be able to maintain the confidentiality of our trade secrets or know-how or that others may not develop or acquire trade secrets or know-how that are similar to ours.

WE COMPETE AGAINST LARGER, STRONGER ENTITIES THAT SELL MORE ESTABLISHED BLOOD ANALYSIS PRODUCTS. Our success depends on our ability to establish and maintain a competitive position in the blood analysis market. We expect that manufacturers of conventional blood analysis products used in clinical laboratories will compete intensely to maintain their markets and revenues. Some of these manufacturers currently offer products which many perceive to be less expensive to operate and which include a broader range of tests than the products we offer and expect to offer. We can provide no assurances that competitive pressures will not result in price reductions of our products, which could adversely affect our profitability. In addition, health care providers may choose to maintain their current method of blood testing. We also face competition from manufacturers of other blood analyzers intended for point-of-care use. Many of our competitors have substantially greater capital resources, research and development staffs and facilities than ours. Our products may become obsolete or non-competitive if rapid technological changes or developments occur. We need to continue to make substantial investments in and commit significant resources to product improvement and development in order to stay competitive and successfully introduce new products. We can provide no assurances that we will have the resources necessary to make such investments. If we do have the required resources, we can provide no assurances that we will be able to respond adequately to technological or market changes.

WE DEPEND ON KEY MEMBERS OF OUR STAFF AND MUST RETAIN AND RECRUIT QUALIFIED INDIVIDUALS IF WE ARE TO BE COMPETITIVE. Our success depends on our ability to attract and retain certain scientific, technical, regulatory and managerial personnel. If we lose key personnel, it could have a materially adverse effect on our business. Competition for qualified personnel is intense and we cannot guarantee investors that we will be successful in recruiting or retaining such personnel in the future.

RISKS ASSOCIATED WITH OUR INTERNATIONAL BUSINESS. In recent years, we have experienced substantial sales growth in international markets and expect to continue to expand our product distribution internationally. We may face difficulties and risks in our international business, including changing economic or political conditions, export restrictions, currency risks, export controls relating to technology, compliance with existing and changing regulatory requirements, tariffs and other trade barriers, longer payment cycles, problems in collecting accounts receivable, reimbursement levels, and potentially adverse tax consequences. In addition, it may be difficult for us to enforce and collect receivables through a foreign country's legal system and to protect our intellectual property in foreign countries. International sales are invoiced and settled in U.S. dollars. However, the cartridge price received from international partners, including Abbott, may be affected by changes in the value of the U.S. dollar relative to local currencies. This is because the international cartridge price is based on the price paid by customers in local currencies. When the values of foreign currencies change with respect to the U.S. dollar, the price changes due to the foreign exchange conversion of local currency prices. Price reductions are limited, however, by guaranteed minimum prices established for each cartridge. We cannot assure investors that one or more of these factors will not have a material and adverse effect on our international business opportunities.

ANTITAKEOVER PROVISIONS. Our Certificate of Incorporation and Bylaws, Stockholder Rights Plan, and our agreements with Abbott contain provisions which may have the effect of delaying, deferring or preventing a change in control of the Company without further action by our stockholders. In addition, certain of these provisions may discourage bids for the Common Stock, may adversely affect the market price of the Common Stock, and may affect the voting and other rights of holders of Common Stock and may discourage takeover attempts not first approved by the Board of Directors (including takeovers which certain stockholders may deem to be in their best interests). We will be subject to
Section 203 of the Delaware General Corporate Law which generally imposes restrictions upon certain acquirers and their affiliates and associates of 15% or more of our Common Stock.

MANAGEMENT AND SIGNIFICANT SHAREHOLDERS CAN EXERCISE INFLUENCE OVER THE COMPANY. As of August 14, 2001, directors, executive officers and principal shareholders (owners of more than 5% of the outstanding voting securities of the Company) of the Company beneficially owned approximately 53% of our outstanding voting securities. As a result, these shareholders, individually and/or acting together may be able to influence the outcome of shareholder votes. Examples of shareholder votes include those for the election of directors, changes in our Certificate of Incorporation and Bylaws and approving certain mergers or other similar transactions, such as a sale of all or substantially all of our assets. In addition, if we receive certain information relating to an offer for our voting securities of all or substantially all of our assets, we must provide notice to Abbott. Furthermore, our exclusive distribution arrangement with Abbott and our licensing arrangement with Hewlett Packard could discourage a third party from making any such offer.

THE COMPANY'S STOCK PRICE IS VOLATILE AND INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. The market price of our Common Stock has fluctuated significantly and as a result, it has been described as "volatile." Future announcements concerning the Company or its competitors, including operating results, technological innovations or new commercial products, government regulations, developments concerning proprietary rights, or litigation could have a significant impact on the market price of our Common Stock. We believe that a significant percentage of our Common Stock is held by institutional investors, and Abbott owns 2,000,000 shares of our Common Stock. The decision by any of these investors to sell all or a substantial portion of their holdings could have an adverse impact on the market price for our Common Stock. Furthermore, the stock market has from time to time experienced extreme price and volume fluctuations, which may adversely affect the market price of our Common Stock. Some of these fluctuations have particularly affected high technology companies and they have often been unrelated to the operating performance of such companies. In addition, general economic, political and market conditions may also adversely affect the market price of our Common Stock. We cannot provide any assurances that the trading price of our Common Stock will remain at or near its current level.

             SPECIAL STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

       This prospectus and the documents we incorporate by reference on this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as "may", "will", "expect", "anticipate", "believe", estimates", "continue" or other words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including those factors described in the "Risk Factors" section of this prospectus. You should read these factors and the other cautionary statements made in this prospectus and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in this prospectus and in the documents incorporated by reference.

                                 USE OF PROCEEDS

       We will not receive any proceeds from the sale of the common stock covered by this prospectus by the selling stockholders.

                            THE SELLING STOCKHOLDERS

       The following table sets forth the number of shares of common stock beneficially owned by the selling stockholders as of August 27, 2001, the number of shares of common stock covered by this prospectus and the total number of shares of common stock which the selling stockholders will beneficially own upon completion of this offering. This table assumes that the selling stockholders will offer for sale all of their shares of common stock.

       No holder of the Series C Convertible Preferred Stock may convert its securities into shares of our common stock if after the conversion, such holder, together with any of its affiliates, would beneficially own over 9.999% of the outstanding shares of our common stock. No holder of the warrants may exercise its warrant for shares of our common stock if after the exercise, such holder, together with any of its affiliates, would beneficially own over 4.999% and/ or 9.999%, as the case may be, of the outstanding shares of our common stock. These restrictions may be waived by each holder on not less than 61 days' notice to us. However, the 4.999% and 9.999% limitation would not prevent the holders from acquiring and selling in excess of 4.999% and 9.999% of our common stock through a series of conversions and exercises, as the case may be.

       The common stock offered by this prospectus may be offered from time to time by the selling stockholders named below, or by any of their pledgees, donees, transferees or other successors in interest. The amounts set forth below are based upon information provided to us by representatives of the selling stockholders, or on our records, as of August 27, 2001 and are accurate to the best of our knowledge. It is possible, however, that the selling stockholders may acquire or dispose of additional shares of common stock from time to time after the date of this prospectus.

       Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Common shares that are issuable upon the exercise of outstanding options, warrants, convertible preferred stock or other purchase rights, to the extent exercisable within 60 days of the date of this Prospectus, are treated as outstanding for purposes of computing each selling stockholder's percentage ownership of outstanding common shares. The warrants held by the selling stockholders become exercisable on February 3, 2002.

                                                                       Common
                                                                      Stock To       Percentage
                                     Common Stock    Common Stock     Be Owned         Of All
                                     Beneficially       Offered        After           Common
Name                                  Owned (a)        Hereby(b)     Offering(1)      Stock(1)
----                                 ------------    ------------    -----------    -------------
Pine Ridge Financial Inc.            1,489,733(2)     3,594,811          55,200     *less than 1%

Hare & Co. F/T/B of John Hancock     2,794,235(3)     1,753,566       2,094,463          8.35%
Small Cap Value Fund

Montrose Investments Ltd.              349,886(4)       876,783               0            --

Deephaven Private Placement             69,977(5)       175,357               0            --
Trading Ltd.

Kessler Family Limited                  10,496(6)        26,303               0            --
Partnership

Irvin Kessler                           24,492(7)        61,375               0            --

(a) Includes shares which may be issuable upon exercise of the warrants and conversion of shares of Series C Convertible Preferred Stock, based on an assumed conversion price of $18.45 and represents the most accurate data available to date. Because the conversion price will be reset 120 days after the closing date (the "Reset Date"), this will likely not represent the actual number of shares that will be held after conversion or exercise. Pursuant to the terms of the Certificate of Designations of the Series C Convertible Preferred Stock, no holder may convert Series C Convertible Preferred Stock to the extent that the number of shares of our common stock held by it and its affiliates after such conversion would exceed 9.999% of the then issued and outstanding shares of common stock following such conversion, unless waived by the holder.

(b) Includes all shares of common stock purchased in the private placement, shares issuable upon exercise of the warrants and the maximum number of shares issuable upon conversion of the Series C Preferred. Because the number of shares of our common stock issuable upon conversion of the Series C Convertible Preferred Stock is dependent upon the market price of our common stock on the Reset Date, the actual number of shares of common stock that will be issued in respect of such conversions and, consequently, offered for sale under this registration statement, cannot be determined at this time. In order to provide for a cushion for such determination, we have registered the maximum number of shares issuable pursuant to the Certificate of Designations of Series C Convertible Preferred Stock. Pursuant to the Certificate of Designations of Series C Convertible Preferred Stock, no holder may convert Series C Convertible Preferred Stock to the extent that the number of shares of our common stock issued as a result of such conversion would exceed 19.99% of the number of shares of our common stock that were issued and outstanding prior to the completion of the private placement. The numbers in these columns represent the pro rata portion of 19.99% of our outstanding common stock as of August 3, 2001 plus the number of shares of common stock held by such holder as a result of the private placement and shares which may be issuable upon exercise of the warrants.

(1) Assumes that the selling stockholders will sell all shares of common stock offered by them under this prospectus.

(2) Includes 614,533 shares which may be issuable upon conversion of shares of Series C Convertible Preferred Stock. Does not include 717,500 shares which may be issuable upon exercise of the warrants held by it.

(3) Includes 2,094,463 additional shares beneficially held by John Hancock Advisers, Inc., the beneficial owner of the shares held by the selling stockholder, which were not purchased in the private placement. Also includes 299,772 shares which may be issuable upon conversion of the Series C Convertible Preferred Stock. Does not include 350,000 shares which may be issuable upon exercise of the warrants held by it.

(4) Includes 149,886 shares which may be issuable upon conversion of the Series C Convertible Preferred Stock. Does not include 175,000 shares which may be issuable upon exercise of the warrants held by it.

(5) Includes 29,977 shares which may be issuable upon conversion of the Series C Convertible Preferred Stock. Does not include 35,000 shares which may be issuable upon exercise of the warrants held by it.

(6) Includes 4,496 shares which may be issuable upon conversion of the Series C Convertible Preferred Stock. Does not include 5,250 shares which may be issuable upon exercise of the warrants held by it.

(7) Includes 10,492 shares which may be issuable upon conversion of the Series C Convertible Preferred Stock. Does not include 12,250 shares which may be issuable upon exercise of the warrants held by him.

                              PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

-      privately negotiated transactions;

-      short sales;

- broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

-      a combination of any such methods of sale; and

-      any other method permitted pursuant to applicable law.

       The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

       The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

       Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

       The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

       We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

       The Securities and Exchange Commission allows us to incorporate by reference the information that we file with them. Incorporation by reference means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus and later information that we file with the Securities and Exchange Commission will automatically update and supersede the information in this prospectus, any supplement and the documents listed below. We incorporate by reference the specific documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act until all of the securities are sold:

- our annual report on Form 10-K for our fiscal year ended December 31, 2000;

- our quarterly reports on Form 10-Q for the quarterly periods ended March 31 and June 30, 2001;

-      our current reports on Form 8-K filed on July 27, 2001 and August 3,
       2001;

-      our proxy statement on Schedule 14-A filed April 30, 2001; and

- the description of our common stock contained in our registration statement on Form 8-A filed on January 31, 1992.

       Upon oral or written request and at no cost to the requester, we will provide to any person, including a beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. All requests should be made to: i-Stat Corporation 104 Windsor Center Drive, East Windsor, NJ 08520 Attn: Investor Relations. Telephone requests may be directed to the Chief Financial Officer at (609) 443-9300. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents or that any documents incorporated by reference is accurate as of any date other than its filing date.

                       WHERE YOU CAN FIND MORE INFORMATION

       We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file reports and other information with the Securities and Exchange Commission. Copies of reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the Commission's public reference facilities at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and, upon request, may be made available at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, 13th Floor, New York, New York 10048. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including i-STAT Corporation, that file electronically with the Securities and Exchange Commission. You may access the Securities and Exchange Commission's web site at http://www.sec.gov.

       Our common stock trades on the NASDAQ National Market System. Copies of reports, proxy statements and other information concerning us can also be inspected at the offices of the National Association of Securities Dealers, Inc., located at 1735 K Street, N.W., Washington, D.C. 20006.

       We also have filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the offering, reference is made to such Registration Statement, exhibits and schedules, which may be inspected without charge at the Commission's office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission.

                                     EXPERTS

       Our consolidated financial statements as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, incorporated by reference in this registration statement, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.


                                  LEGAL MATTERS

              The validity of the common stock offered hereby will be passed upon for the Company by Paul, Hastings, Janofsky & Walker LLP, 1055 Washington Boulevard, Stamford, Connecticut 06901. Esteban A. Ferrer, a partner of Paul, Hastings, Janofsky & Walker LLP, is Secretary of the Company.

================================================================================

NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY OUR COMPANY OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF OUR COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):


       Registration fee -- Securities and Exchange Commission.......    $ 11,046
       Accountants' fees and expenses...............................    $  4,500
       Legal fees and expenses......................................    $ 15,000
       Printing expenses............................................    $  3,000
       Miscellaneous................................................    $  5,454

       TOTAL........................................................    $ 39,000

       All expenses itemized above shall be borne by our company.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       Article VIII of our bylaws, as amended, provides generally for indemnification of our officers, directors, agents and employees to the extent authorized by the General Corporation Law of the State of Delaware. Pursuant to
Section 145 of the Delaware General Corporation Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such persons. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

       As permitted by Section 102 of the Delaware General Corporation Law, our stockholders have approved and incorporated provisions into our Certificate of Incorporation eliminating a director's personal liability for monetary damages to us and our stockholders arising from a breach of a director's fiduciary duty, except for liability under Section 174 of the Delaware General Corporation Law or liability for any breach of the director's duty of loyalty to us or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit.

       The Company has entered into indemnification agreements with its directors and officers. These agreements provide substantially broader indemnity rights than those provided under the Delaware General Corporation Law and our bylaws. The indemnification agreements are not intended to deny or otherwise limit third party or derivative suits against us or our directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third party suit would be borne by the Company, and the Company would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to the benefit of the Company but would be offset by the Company's obligations to the director or officer under the indemnification agreement.

       The above discussion of our bylaws, Certificate of Incorporation and indemnification agreements and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such bylaws, Certificate of Incorporation, indemnification agreements and statute.

ITEM 16. EXHIBITS.


    EXHIBIT
      NO.                               DESCRIPTION
    -------                             -----------
     5.1            Opinion of Paul, Hastings, Janofsky & Walker LLP, counsel to the Company

     23.1           Consent of PricewaterhouseCoopers LLP

     23.2 Consent of Paul, Hastings, Janofsky & Walker LLP, counsel to the Company (The Consent is included in Exhibit 5.1)

     24.1 Power of Attorney, executed by certain officers of the Company and individual members of the Board of Directors, authorizing certain officers of the Company to file amendments to the Company's Registration Statement on Form
                    S-3, are located on the signature page of this Report.


ITEM 17. UNDERTAKINGS.

A.     The undersigned Registrant hereby undertakes:

       1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

              PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the undersigned registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

       3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       4. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the undersigned registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       5. Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of East Windsor, state of New Jersey, on August 30, 2001.

                                           i-STAT  CORPORATION
                                           By:

                                           /s/ William P. Moffitt
                                           -------------------------------------
                                           William P. Moffitt
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

       Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated, each of whom also constitutes and appoints William P. Moffitt and Roger J. Mason, or either of them, his true and lawful attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue thereof.

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       SIGNATURE                           TITLE                             DATE
       ---------                           -----                             ----

/s/ William P. Moffitt        President, Chief Executive Officer        August 30, 2001
-------------------------     and Director
William P. Moffitt


/s/ Roger J. Mason            Vice President of Finance, Treasurer      August 30, 2001
-------------------------     and Chief Financial Officer
Roger J. Mason



/s/ J. Robert Buchanan        Chairman of the Board                     August 30, 2001
-------------------------
J. Robert Buchanan


/s/ Stephen D. Chubb          Director                                  August 30, 2001
-------------------------
Stephen D. Chubb


/s/ Lionel N. Sterling        Director                                  August 30, 2001
-------------------------
Lionel N. Sterling


/s/ Anne M. Van Lent          Director                                  August 30, 2001
-------------------------
Anne M. Van Lent